                          REGISTRATION NO. 333-_______



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       UNITED ASSET MANAGEMENT CORPORATION
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   04-2714625
                                   ----------
                      (I.R.S. Employer Identification No.)

                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 330-8900
                                 --------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Joseph R. Ramrath
                    Senior Vice President and General Counsel
                       United Asset Management Corporation
                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 330-8900
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            Terrence W. Mahoney, Esq.
                    Hill & Barlow, a Professional Corporation
                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 428-3000

 Approximate date of commencement of proposed sale to the public: April 29,1998

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                      Proposed                 Proposed
       Title of                                        maximum                  maximum
        shares                                        aggregate                aggregate                Amount of
         to be               Amount to be             price per                offering               registration
      registered              registered               unit *                   price *                    fee
------------------------------------------------------------------------------------------------------------------------
Common Stock                   239,320                 $25.25                $6,042,830.00              $1,782.63
($.01 par value)
========================================================================================================================


*Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 upon the basis of the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on April 20, 1998.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a) may determine.

         If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

                                   PROSPECTUS

                       UNITED ASSET MANAGEMENT CORPORATION

                                 239,320 Shares
                                       of
                                  Common Stock
                           (Par Value $.01 Per Share)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The shares of Common Stock being offered hereby (the "Shares") are being sold for the accounts of four stockholders (the "Selling Stockholders") of United Asset Management Corporation (the "Company"). The Company will not receive any of the proceeds from the sale of the Shares. The last price of the Company's Common Stock as reported by the New York Stock Exchange on April 20, 1998 was $25.25 per share.

     The Selling Stockholders have advised the Company (1) that they propose that the Shares to be offered hereby be offered for sale and sold or distributed, from time to time, by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions; (2) that such sales or distributions may be made by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) in negotiated transactions; or (f) through other means; and (3) that no sales or distributions other than as described in (2)(a) through 2(e) above will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. In certain cases, such brokers or dealers, any other participating brokers and dealers, and the Selling Stockholders may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act of 1933, as amended. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this

Prospectus. The Company has entered into an indemnification agreement with the Selling Stockholders. See section entitled "The Selling Stockholders".

     Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. Expenses of issuance and distribution, other than commissions, estimated at $10,000.00 will be borne by the Company.


                  The date of this Prospectus is April 22, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC, at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, and at certain of its Regional Offices, as follows:

New York Regional Office                             Chicago Regional Office
7 World Trade Center                                 500 West Madison Street,
Suite 1300                                           Suite 1400
New York, New York 10048                             Chicago, Illinois 60661

Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, DC 20549. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is: http://www.sec.gov.

     The Common Stock of the Company is listed on the New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Company can be inspected at such exchange.

                      -------------------------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission (File No. 1-9215) and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) the Company's Current Report on Form 8-K, filed on January 22, 1998, (iii) the Company's Current Report on Form 8-K, filed on February 2, 1998; and (iv) the description of the Company's capital stock contained in the Company's Registration Statement under Section 12(b) of the Exchange Act on Form 8-A, filed on July 22, 1986, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company subsequent to the filing of the Registration Statement of which this Prospectus is a part, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus.

     The Company shall, upon written or oral request by a person, including any beneficial owner, to whom this Prospectus is delivered, provide without charge to such person a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be directed to United Asset Management Corporation, One International Place, Boston, Massachusetts 02110, Attn:
Executive Vice President and Chief Financial Officer (telephone (617) 330-8900).

                                  RISK FACTORS

     A discussion of certain risk factors that should be considered by prospective purchasers of the Common Stock offered hereby may be found in
Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which Exhibit is specifically incorporated herein by reference.

                                   THE COMPANY

     The Company is a holding company organized in December, 1980 to acquire and own firms that provide investment advisory services primarily for institutional clients. The Company's wholly owned subsidiaries operate in one business segment, that is, as investment advisers, managing both domestic and international investment portfolios for corporate benefit plans, mutual funds, government and union benefit plans, individuals, endowments, and foundations. The Company's principal executive offices are located at One International Place, Boston, Massachusetts 02110, and its telephone number is (617) 330-8900.

                            THE SELLING STOCKHOLDERS

     The shares being offered hereby were acquired by the Selling Stockholders listed below pursuant to agreements dated as of January 6, 1998 entered into by the Company in connection with the Company's acquisition (the "Acquisition") of approximately 49% of the issued and outstanding voting shares of capital stock of Integra Capital Management Corporation, an Ontario corporation, ("ICMC"), and approximately 49% of the issued and outstanding voting shares of capital stock of Integra Capital Financial Corporation, an Ontario corporation ("ICFC"). Prior to the Acquisition, the Selling Stockholders were stockholders of ICMC and ICFC. As of the date hereof, the Selling Stockholders are the beneficial owners of the number and percentage of shares of the Company's Common Stock, par value $.01, listed below, all of which are being offered hereby.


                                                 Number of Shares
               Selling                           Beneficially Owned
             Stockholder                        as of the Date Hereof            Percentage
             -----------                        ---------------------            ----------
Graham Rennie                                            98,658                       *
Bruce MacDonald                                           4,429                       *
Homeyard Inc.                                            19,114                       *
Dakin Greenoaks Investments Ltd.                        117,119                       *

*  Less than 1%.

The Company has entered into an agreement with the Selling Stockholders providing for indemnification of the Selling Stockholders by the Company under certain circumstances.

                                  LEGAL MATTERS

     The legality of the Shares offered by this Prospectus has been passed upon by Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts 02110.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a reasonably itemized statement of all expenses, other than commissions, in connection with the issuance and distribution of the
Shares:

           SEC Registration Fee                              $ 1,831.16
           Cost of Printing                                  $        0
           Legal Fees and Expenses                           $ 3,000.00*
           Accounting Fees and Expenses                      $ 5,000.00*
           Miscellaneous                                     $   168.84*
                                                             ----------
                                              Total          $10,000.00*
                                                             ==========

*    Estimated

All of these expenses will be borne by the Company.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of officers and directors subject to certain limitations. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, if he had no reasonable cause to believe his conduct was unlawful. The Company's by-laws provide that it shall indemnify its officers, directors, employees and agents to the extent permitted by law.

     The Company maintains insurance under which the insurers will reimburse the Company for amounts which it has paid to its directors, officers and certain other employees by way of indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities which are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions. One of the Company's directors serves as such under the terms of an agreement with a corporation of which he is an officer. In so serving, he is covered by the officers and directors' liability insurance policy maintained by such corporation.

     In addition, the Selling Stockholders have agreed to indemnify the directors and officers of the Company who have signed this Registration Statement under certain circumstances.

ITEM 16. EXHIBITS.

     See Exhibit Index.

ITEM 17. UNDERTAKINGS.

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on April 22, 1998.

                                        UNITED ASSET MANAGEMENT
                                        -----------------------
                                        CORPORATION
                                        -----------
                                        (Registrant)




                                        By:    /s/  William H. Park
                                               -------------------------------
                                               William H. Park,
                                               Executive Vice President and
                                               Chief Financial Officer

                                POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints Norton
H. Reamer, William H. Park, and Joseph R. Ramrath, and each of them singly, his or her lawful attorneys with full power to them, and each of them singly, to sign for him or her in his or her name in the capacity indicated below this registration statement on Form S-3 (and any and all amendments hereto), hereby ratifying and confirming his or her signature as it may be signed by his or her said attorneys to this registration statement (and any and all amendments hereto).

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


           SIGNATURE                  TITLE                       DATE



/s/ Norton H. Reamer          Chairman of the Board,           April 22, 1998
---------------------------   Chief Executive Officer
Norton H. Reamer



/s/ Charles E. Haldeman, Jr   Director                         April 22, 1998
---------------------------
Charles E. Haldeman, Jr.


/s/ John F. McNamara
---------------------------
John F. McNamara              Director                         April 22, 1998



/s/ William H. Park           Executive Vice President and     April 22, 1998
---------------------------   Chief Financial Officer
William H. Park               (principal accounting officer)

                                      Director
----------------------------
Harold J. Baxter



/s/ J. Duncan Campbell, Jr.           Director             April 16, 1998
----------------------------
J. Duncan Campbell, Jr.



                                      Director
----------------------------
John P. Clay



/s/ Robert J. Greenebaum              Director             April 22, 1998
----------------------------
Robert J. Greenebaum



/s/ Beverly L. Hamilton               Director             April 16, 1998
----------------------------
Beverly L. Hamilton



/s/ Bryant M. Hanley, Jr.             Director             April 22, 1998
----------------------------
Bryant M. Hanley, Jr.



/s/ Jay O. Light                      Director             April 22, 1998
----------------------------
Jay O. Light



/s/ David I. Russell                  Director             April 22, 1998
----------------------------
David I. Russell

/s/ Philip Scaturro                   Director              April 22, 1998
----------------------------
Philip Scaturro



/s/ John A. Shane                     Director              April 22, 1998
----------------------------
John A. Shane



/s/ Larry D. Tashjian                 Director              April 16, 1998
----------------------------
Larry D. Tashjian



                                      Director
----------------------------
Barbara S. Thomas

                                  EXHIBIT INDEX

     Certain of the following exhibits (those marked with an asterisk) are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference. Inapplicable items have been omitted.

EXHIBIT                    TITLE                                        PAGE

4.1     Restated Certificate of Incorporation of the Company,
        (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K, File No. 001-09215, filed March 24, 1995).

4.2 Amended and Restated By-Laws of the Company, (incorporated by reference to Exhibit 3(ii) to the Company's Current
        Report on Form 8-K, File No. 001-09215, filed February 2,
        1998).

4.3 Specimen Certificate of Common Stock, $.01 par value, of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, File No.
        33-6874, filed August 22, 1986.

5.1*    Opinion of Hill & Barlow, a Professional Corporation.

23.1*   Consent of Hill & Barlow, a Professional Corporation
        (included in Exhibit 5.1).

23.2*   Consent of Price Waterhouse.

24.1*   Power of Attorney (included above at page II-5).